Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (this “Amendment”), dated as of May 17, 2021 (the “Effective Date”), between R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), amends the Rights Agreement, dated as of August 28, 2019, between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020, between the Company and the Rights Agent (the “Rights Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are party the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement (including the Final Expiration Date) without the approval of any holders of shares of Common Stock;

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, the Company hereby directs the Rights Agent to enter into this Amendment; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an Authorized Officer that states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree as follows:

Section 1. Amendment of Section 1 of Rights Agreement. Paragraph (a) and paragraph (t) of Section 1 of the Rights Agreement are hereby amended by removing each reference therein to “ten percent (10%)” and replacing each such reference with “fifteen percent (15%).”

Section 2. Amendment of Exhibit C to Rights Agreement. The second and third paragraphs in Exhibit C to the Rights Agreement are hereby amended by removing each reference therein to “ten percent (10%)” and replacing each such reference with “fifteen percent (15%).”

Section 3. No Other Amendment; Effect of Amendment. The parties acknowledge and agree that, except as specifically amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms. This Amendment is an amendment to the Rights Agreement and shall become effective on the Effective Date. All references to the Rights Agreement shall, from and after the Effective Date, be deemed to be references to the Rights Agreement as amended hereby, provided that, notwithstanding anything to the contrary, references to “public announcement of this Agreement” and the “first public announcement of this Agreement” are to such announcement on August 28, 2019, and references to “the date of this Agreement” are to August 28, 2019.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment or the Rights Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of the Rights Agreement as amended hereby, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the tenth Business Day following the date of such determination by the Board.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 7. Descriptive Headings; Interpretation. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation.”

Section 8. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
Name:	Deborah L. Steiner
Title:	Executive Vice President, General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Fred Papenmeier
Name:	Fred Papenmeier
Title:	Vice President & Manager

[SECOND AMENDMENT TO RIGHTS AGREEMENT]